Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of April 27, 2011 and effective as of January 1, 2011 (the “Effective Date”), by and between SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Richard G. Vincent (the “Consultant”).

Section 1. SERVICES

The Company hereby retains Consultant and Consultant hereby agrees to render consulting services (“Services”) to the Company for the term of this Agreement. The Services shall include, but are not limited to, those duties set forth in Exhibit A hereto. The Consultant will not perform any Services for the Company except as authorized or requested by the Company. Consultant agrees to complete the Services in a satisfactory and workmanlike manner.

Section 2. TERM AND TERMINATION

a.	This Agreement is effective as of the Effective Date, and will terminate on December 31, 2011 (the “Termination Date”), unless terminated earlier pursuant to subsection (b) below or extended by mutual consent of the Consultant and the Company.

b.	This Agreement may be terminated (i) for any reason by the Company at any time prior to the Termination Date immediately upon written notice of termination to Consultant, (ii) for cause by the Consultant or Company at any time prior to the Termination Date by giving written notice of termination setting forth in reasonable detail the basis for the termination and providing the other party with thirty (30) days’ opportunity to cure, and (iii) automatically by the Company upon the death or disability of Consultant.

c.	Termination of this Agreement shall not affect (i) the Company’s obligation to pay for Services previously rendered by the Consultant (or annual bonus previously earned) or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 3 of this Agreement; provided however, Company shall be under no obligation to pay for Services to the extent Company terminates the Agreement pursuant to Section 2(b)(ii) and such Services form the basis of the breach, or (ii) the Consultant’s continuing obligations to the Company under Sections 5, 6 and 7 of this Agreement.

d.	In connection with the Consultant’s Services to the Company, the Consultant agrees to: (i) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice; and (ii) be available to attend meetings with members of executive management and/or Board of Directors at the Company’s headquarters on reasonable prior notice. In connection with the Consultant’s Services to the Company, the Consultant agrees to devote his efforts to the performance of Services described in Exhibit A.

Section 3. COMPENSATION

a.	As compensation for the Services to be rendered pursuant to this Agreement, the Company shall pay to Consultant the sum of $150 per hour for each hour worked. Consultant shall invoice Company monthly following the performance of the Services and commencing with the conclusion of the first full month following the Effective Date.

In addition to the above daily rate for the Services, to the extent that employees of the Company receive an annual bonus, Consultant shall be entitled to receive an annual bonus as determined by the Company’s Board of Directors or Compensation Committee, in their sole discretion. Such amount, if any, shall be paid promptly following the payment of any such annual bonus to employees of the Company. It is in the discretion of the Board of Directors of the Company as to whether any bonus will be payable hereunder and no bonus will be payable for any partial year of Services.

In addition, on March 7, 2011, Consultant was granted an option to purchase, pursuant to the Company’s stock option plan, five hundred thousand (500,000) shares of the Company’s common stock at a purchase price per share equal to the fair market value of the Company’s common stock on the grant date, as determined by the Company’s Board of Directors. Such stock options shall be governed by the Company’s standard form of stock option agreement.

Consultant shall not be entitled to any other compensation or benefits for the Services.

b.	The Company shall reimburse the Consultant for actual travel and other out-of-pocket expenses performed pursuant to the Company’s express written request, reasonably incurred up to a pre-approved amount, after submission of reasonably detailed invoices documenting such expenses. Consultant is responsible for all other travel and other out of pocket expenses incurred in connection with this Agreement.

Section 4. RELATIONSHIP OF THE PARTIES; NO CONFLICTS

a.	Notwithstanding any provision of this Agreement to the contrary, the Consultant is and shall at all times be an independent contractor and not an employee, agent, partner, or joint venturer of the Company. The Consultant shall have no right under this Agreement, or as a result of its, his or her consulting Services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from the Consultant’s compensation for taxes, the payment of which shall be solely the Consultant’s responsibility.

b.	The Consultant shall pay, when and as due, any and all taxes incurred as a result of its, his or her compensation hereunder, including estimated taxes, and if requested by the Company, provide the Company with proof of said payments. The Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from the Consultant being determined not to be an independent contractor.

c.	The Consultant represents and warrants that (a) neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Consultant or right of any third party; (b) the Consultant is responsible for providing workers’ compensation coverage for itself/himself/herself and any employees of the Consultant assisting with the Services to the extent required under applicable law; (c) the Consultant is solely responsible for compensating such employees, if any; (d) the Consultant has obtained all licenses or certifications necessary to perform the Services; and (e) the Consultant shall comply with all applicable laws in the performance of the Services.

Section 5. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

a.	The Consultant recognizes and acknowledges that certain knowledge and information which he will acquire or develop relating to the business of the Company, including, without limitation, any financial information, business plans, clinical and product development plans, strategies, business forecasts, sales and merchandising materials, patent disclosures, patent applications, structures, models, techniques, know-how, trade secrets, processes, compositions, formulations, compounds and apparatus relating to the same and other proprietary information related to the current, future and proposed products and services of the Company (collectively, “Confidential Information”) are the valuable property of the Company.

b.	The Consultant covenants and agrees that, without the prior written consent of the Company, the Consultant will not use, disclose, divulge or publish any Confidential Information at any time during the term hereof or thereafter except as may be necessary to perform the Services; provided, however, that the Consultant shall not be obligated to treat as confidential, any Confidential Information that the Consultant can prove through his own written documentation that (i) was publicly known at the time of disclosure to the Consultant, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (iii) was lawfully disclosed to the Consultant by a third party. In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant shall promptly inform the Company of the compelled disclosure, so that the Company may seek a protective order or other remedy or waive compliance with this Agreement, or both. Consultant shall limit any compelled disclosure of Confidential Information to that legally required.

c.	The Consultant agrees that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the Services and will only be to his employees and assistants to the extent allowed pursuant to Section 8 hereof and who are bound by written agreements with Consultant to maintain the Confidential Information in confidence on terms at least as strict as those set forth herein.

d.	The Consultant agrees not to disclose to the Company, or use in connection with the Consultant’s efforts for the Company, any confidential information belonging to any third party, including the Consultant’s prior employers, or any prior inventions made by him and which the Company is not otherwise legally entitled to learn of or use.

e.	Upon termination of his service hereunder, the Consultant agrees to promptly deliver to the Company all Confidential Information in his possession that is written or other tangible form (together with all copies or duplicates thereof, including computer files), and all other property, materials or equipment that belong to the Company, its customers, its prospects or its suppliers.

Section 6. INTELLECTUAL PROPERTY

a.

“Intellectual Property” includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work, that the Consultant, solely or jointly with others, makes, conceives or reduces to practice that resulted from the

Consultant’s Services for the Company under this Agreement. All right, title and interest of every kind and nature whatsoever in and to the Intellectual Property made, discussed, developed, secured, obtained or learned by the Consultant during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, are hereby assigned to the Company, and shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by the Consultant to the Company.

b.	The Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and the Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement with respect thereto. In the event that the Company is unable for any reason to secure the Consultant’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefore upon the Consultant (which shall refer to the provisions of this paragraph), the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by the Consultant.

Section 7. NON-SOLICITATION AND AVOIDANCE OF CONFLICTS

a.	During the term of this Agreement, the Consultant agrees that, without the prior written consent of the Company, the Consultant will refrain from performing any services in any capacity for any person or entity engaged in competition with the Company or any entity or person introduced by the Company to the Consultant.

b.	During the term of this Agreement and for a period of twelve (12) months thereafter, the Consultant agrees that, without the prior written consent of the Company, the Consultant will not, directly or indirectly, on his behalf or on behalf of any other person or entity, (i) call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, business or patrons of the Company; or (ii) solicit or attempt to solicit for employment any person who is then an employee of or consultant to the Company or who was an employee of or consultant to the Company at any time during the twelve (12) month period immediately prior to the date of the subject solicitation.

c.	The parties acknowledge that the foregoing restrictions placed upon the Consultant are necessary and reasonable in scope and duration and are a material inducement to the Company to execute, deliver and perform its obligations arising under or pursuant to this Agreement, and that despite such restrictions the Consultant will be able to earn his livelihood and engage in his profession during the term of this Agreement.

Section 8. EMPLOYMENT OF ASSISTANTS

Should the Consultant deem it necessary to employ assistants to aid him in the performance of the Services, the Consultant shall so notify the Company and obtain the Company’s prior written consent. The parties agree that the Company will not direct, supervise, or control in any way such assistants to the Consultant in their performance of Services. The parties further agree that such assistants are employed solely by the Consultant, and that he alone is responsible for providing workers’ compensation insurance for his employees, for paying the salaries and wages of his employees, and for ensuring that all required tax withholdings are made. Consultant further represents and warrants that he maintains workers’ compensation insurance coverage for his employees and acknowledges that he alone has responsibility for such coverage. Consultant shall impose upon such assistants the same confidentiality obligations as contained in this Agreement.

Section 9. INDEMNIFICATION

a.	To the fullest extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify, defend and hold harmless the Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Services, provided that the Consultant was not in breach of this Agreement, acted in good faith and in a manner the Consultant reasonably believed to be in the best interests of the Company and, if any criminal proceedings are involved, had no reasonable cause to believe the Consultant’s conduct was unlawful. The Company’s obligations under the foregoing sentence are conditioned upon the Consultant: (a) providing the Company with prompt notice of any such claims; (b) allowing the Company to control the defense and settlement of such claims; (c) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Consultant.

b.	The Consultant also agrees and undertakes to repay defense costs and expenses, including attorneys’ fees, reasonably incurred in defending against any such claim which may be advanced by the Company prior to the final disposition of any proceeding relating to such claim, if a court of competent jurisdiction ultimately shall determine that the Consultant is not entitled to indemnification pursuant to this Agreement or the indemnification is not consistent with any applicable law or regulation.

c.	The Consultant agrees to indemnify, defend, and hold the Company free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorneys’ fees, and costs, that the Company may incur as a result of a breach by Consultant of any representation or covenant contained in this Agreement.

Section 10. RIGHTS AND REMEDIES UPON BREACH

If the Consultant breaches or threatens to commit a breach of any of the provisions of Sections 5, 6 or 7 of this Agreement (the “Protective Covenants”), Consultant agrees that such breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity.

Section 11. MISCELLANEOUS

a.	This Agreement shall be governed in all respects by the laws of the State of California, without regard to any provisions thereof relating to conflict of laws among different jurisdictions.

b.	The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration before a single neutral arbitrator to be held in San Diego County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy, and may award the prevailing party its counsel fees and expenses in accordance with applicable law. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. Notwithstanding the AAA’s rules, the parties may take discovery in accordance with Section 1283.05 of the California Code of Civil Procedure. Nothing in this paragraph shall prohibit or limit the parties from seeking provisional remedies (including injunctive relief) in lieu of or in addition to arbitration at any time directly from a court of competent jurisdiction, pursuant to California Code of Civil Procedure Section 1281.8 or any similar statute of an applicable jurisdiction.

c.	This Agreement is the entire agreement of the parties with respect to the Services to be provided by the Consultant and supersedes any prior agreements between the parties with respect to the subject matter of this Agreement. This Agreement may only be amended in writing by the Company and the Consultant and their respective permitted successors and assigns.

d.	The Consultant may not assign, subcontract or otherwise delegate its, his or her obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

e.	Either party’s failure to enforce any right resulting from a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

f.	All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, facsimile or hand delivery to the parties at the respective addresses set forth below or to such other address as the party to receive the notice has designated by notice to the other party. All notices shall be effective (i) when delivered personally, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) the business day when delivered by a nationally recognized courier, or (iv) upon receipt if sent by certified or registered mail.

Company:	Sorrento Therapeutics, Inc.
6042 Cornerstone Ct, West
San Diego, CA 92121
Attn: CEO

Consultant:	Richard G. Vincent
Address on file with Company

g.	If any of the provisions of this Agreement are found to be invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by law and beyond such extent are to be deemed omitted from this Agreement, without affecting the validity of any other provision of this Agreement.

h.	This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

i.	The covenants, representations and warranties in this Agreement shall survive the termination of this Agreement.

j.	Consultant hereby acknowledges that Consultant has been encouraged to consult with legal counsel (at Consultant’s own expense) prior to executing this Agreement.

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Having understood and agreed to the foregoing, the Company and the Consultant have signed this Agreement as of the day and year written above.

CONSULTANT		SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard G. Vincent	By:	/s/ Henry Ji
Name:	Richard G. Vincent	Name:	Henry Ji, Ph. D.
SS# or Tax ID #: On File		Title:	Interim Chief Executive Officer

EXHIBIT A

DUTIES OF CONSULTANT

Serve as Chief Financial Officer of the Company and perform financial and other services as requested by the Company.

Initially, the Company anticipates utilizing Services for an average of 16 hours per week.